NAME OF REGISTRANT:
Franklin Tax-Free Trust
File No. 811-4149

EXHIBIT - Item 77M:  Mergers


Pursuant to an Agreement and Plan of Reorganization by and between the Franklin Tax-Free Trust ("Tax-Free Trust"), on behalf of its series, Franklin Texas Tax-Free Income Fund ("Texas Fund"), and Franklin Federal Tax-Free Income Fund ("Federal Fund"), the Federal Fund has acquired all of the property, assets and goodwill of Texas Fund on February 20, 2003, in exchange solely for shares of common stock of Federal Fund and the distribution, pursuant to the Agreement and Plan of Reorganization, of the Texas Fund's shares of common stock to the Federal Fund.